Exhibit 10.21

CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE

This Confidential Separation Agreement and General Release (this “Agreement”) is entered into by and between Nivalis Therapeutics, Inc. (“EMPLOYER”) and David M. Rodman, M.D. (“EMPLOYEE”).  For purposes of this Agreement, EMPLOYER includes TriNet Group, Inc. (“TriNet”) as well as any company related to EMPLOYER, in the past or present; the past and present officers, directors, employees, shareholders, attorneys, agents, insurers and representatives of EMPLOYER; any present or past employee benefit plan sponsored by EMPLOYER and/or the officers, directors, trustees, administrators, employees, attorneys, agents, insurers and representatives of such plan; and any person who acted on behalf of EMPLOYER or on instruction from EMPLOYER.

In exchange for the releases and other agreements specified in this Agreement, the parties agree as follows:

A.EMPLOYEE’S Separation.  EMPLOYEE’s last day of employment is January 15, 2017 (the “Separation Date”).

B.Separation Pay.

1.EMPLOYEE acknowledges and agrees that EMPLOYEE has received all compensation and benefits to which EMPLOYEE is entitled through and including the Separation Date, including but not limited to wages and accrued but unused vacation/PTO time.  Subject to EMPLOYEE’s compliance with the terms and conditions of this Agreement, EMPLOYER will provide EMPLOYEE with the additional benefits described below in exchange for EMPLOYEE’S release of any and all claims EMPLOYEE may have against EMPLOYER. This Agreement is entered into as contemplated by the Employment Agreement between EMPLOYER and EMPLOYEE dated April 18, 2016 (the “Employment Agreement”).

2.As consideration for EMPLOYEE’S release of all claims against EMPLOYER, and in accordance with the terms of the Employment Agreement, and provided EMPLOYEE complies with his/her obligations under this Agreement and the NDA (as defined below): (i) EMPLOYER will pay EMPLOYEE the gross sum of Four Hundred Fifty Thousand dollars ($450,000.00), less applicable Federal, state and local tax withholdings and other amounts required by law to be withheld (the “Separation Pay”), (ii) provided that EMPLOYEE is eligible and timely elects continuation of his/her health insurance pursuant to COBRA, an amount necessary to reimburse EMPLOYEE for the cost of COBRA premiums to be paid in order for EMPLOYEE to maintain medical insurance coverage through January 15, 2018 that is substantially equivalent to that which EMPLOYEE received immediately prior to the Separation Date less the amount paid by EMPLOYEE immediately prior to the Separation Date for EMPLOYEE’S contribution to premiums for EMPLOYER’S health insurance, provided, however, that EMPLOYER’S obligation to pay EMPLOYEE COBRA premiums will cease immediately in the event EMPLOYEE becomes eligible for group health insurance prior to January 15, 2018, and EMPLOYEE agrees to promptly notify EMPLOYER if EMPLOYEE becomes eligible to be covered by group health insurance in such event (“COBRA Reimbursement”); (iii) all outstanding stock options held by EMPLOYEE shall vest and become exercisable in full as of the Effective Date (as defined in Section D.6 below) (“Option Acceleration”); and (iv) restricted stock units representing 72,223 shares of Common Stock shall vest and such shares shall be issued to you as of the Effective Date (the “RSU Accleration”).

3.The Separation Pay, COBRA Reimbursement, Option Acceleration and the RSU Acceleration is in addition to any and all other payments and benefits that may be owed to EMPLOYEE by EMPLOYER.  The Separation Pay will be payable in twelve substantially equal monthly installments payable on the last business day of each month following execution of this Agreement. The COBRA Reimbursement will be payable monthly following submission of evidence to EMPLOYER of payment of the COBRA premium by EMPLOYEE so long as EMPLOYEE is eligible to receive such reimbursement hereunder. Notwithstanding the foregoing, no payments will begin sooner than the first business day following expiration of the seven (7) day period following the Effective Date. EMPLOYEE authorizes EMPLOYER to pay the Separation Pay by direct deposit processed through the TriNet Employer Payroll System.

4.In the event of a closing of a Change in Control (as defined in the Employment Agreement) prior to expiration of EMPLOYER’s obligations to pay the Separation Pay or the COBRA Reimbursement hereunder, EMPLOYER will pay EMPLOYEE (i) the remaining amount of the aggregate Separation Pay and (ii) the amount of the remaining COBRA Reimbursements plus an amount equal to EMPLOYEE’s estimated income tax obligation payable, using a flat rate of 32%, as a result of the payment in advance of the amount of such remaining COBRA Reimbursement, if any, in each case a single lump sum payment to EMPLOYEE on or immediately after consummation of such Change in Control.

C.EMPLOYEE’S General Release of EMPLOYER.  In exchange for the consideration set forth in this Agreement, EMPLOYEE, on behalf of EMPLOYEE and his/her heirs, executors, representatives, successors and assigns, fully and completely releases and forever discharges EMPLOYER from any and all claims, demands, damages, losses, obligations, rights and causes of action of every kind and nature whatsoever, whether known or unknown, which EMPLOYEE has had, now has, or may have against EMPLOYER at any time through the date EMPLOYEE signs this Agreement, with the exception of any claims that arise after execution of this Agreement, claims that cannot legally be waived, and claims for breach of this Agreement.  Subject to the limitations in the immediately preceding sentence, this general release of claims includes all claims arising under any Federal, state or local statute or ordinance, constitutional provision, public policy or common law, including claims under Title VII of the Civil Rights Act of 1964 and 1991, the Age Discrimination in Employment Act of 1967, the Civil Rights Act of 1866, the Civil Rights Act of 1871, the Employee Retirement Income Security Act (solely with respect to unvested benefits), the Consolidated Omnibus Budget Reconciliation Act, the Americans with Disabilities Act, the Rehabilitation Act of 1973, the Family Medical Leave Act, the Lilly Ledbetter Fair Pay Act of 2009, the Genetic Information Non-discrimination Act, the Worker Adjustment and Retraining Notification Act, the Fair Credit Reporting Act, Colorado Anti-Discrimination Act (Colo. Rev. Stat. § 24-34-401 et seq.), the Colorado Family Care Act (Colo. Rev. Stat. § 8-13.3-201 et. seq.), and workers’ compensation non-interference or non-retaliation statutes, all as amended; all claims arising under laws relating to violation of public policy, retaliation, or interference with legal rights; all claims arising under other employment or discrimination laws; all claims that a past unlawful decision has or has had a continuing effect on my compensation; all claims for compensation of any type whatsoever (including but not limited to claims for wages, bonuses, commissions, incentive compensation, vacation and/or severance); all claims arising under tort, contract and/or quasi-

contract law; and all claims for monetary or equitable relief, including but not limited to attorneys’ fees, back pay, front pay, reinstatement, experts’ fees, medical fees or expenses, costs and disbursements.

D.EMPLOYEE’S Specific ADEA Release of EMPLOYER.  EMPLOYEE acknowledges and agrees that by entering into this Agreement, he/she is waiving any and all rights that he/she may have under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”).  EMPLOYEE further expressly acknowledges and agrees that:

1.EMPLOYEE is entering into this Agreement voluntarily.

2.EMPLOYEE understands and agrees that, by signing this Agreement, he/she is giving up any right to file legal proceedings against the EMPLOYER for any claims arising on or before the date EMPLOYEE signs this Agreement.  EMPLOYEE is not waiving (or giving up) rights or claims that may arise after the date EMPLOYEE signs this Agreement.

3.In return for this Agreement, EMPLOYEE will receive compensation that is in addition to any benefits to which he/she is already entitled to receive.

4.EMPLOYEE is hereby advised in writing by this Agreement to consult with an attorney before signing this Agreement.

5.EMPLOYEE understands that he/she has had at least forty-five (45) calendar days from the day he/she received this Agreement, not counting the day upon which he/she received it, to consider whether he/she wishes to sign this Agreement.  If EMPLOYEE decides to sign this Agreement before the end of the forty-five (45) day period, which is solely EMPLOYEE’s choice, EMPLOYEE represents that his/her decision is knowing and voluntary and that he/she has not been pressured to make a decision sooner.

6.EMPLOYEE further understands that he/she may revoke (that is, cancel) this Agreement for any reason within seven (7) calendar days after signing it.  EMPLOYEE agrees that the revocation must be in writing and hand-delivered or mailed to EMPLOYER.  If mailed, the revocation must be postmarked within the seven (7) day period, properly addressed to Tom Sokolowski, VP Finance, Nivalis Therapeutics, Inc., 3122 Sterling Circle, Suite 200, Boulder, CO 80301; and sent by certified mail, return receipt requested. This Agreement will not be effective or enforceable until the eighth day after EMPLOYEE has signed this Agreement without having revoked it (the “Effective Date”).  EMPLOYEE understands that he/she will not receive any Separation Pay, the COBRA Reimbursement, the Option Acceleration or the RSU Acceleration if he/she revokes this Agreement.

7.EMPLOYEE acknowledges that pursuant to the Older Workers Benefit Protection Act, he/she has been provided a copy of the disclosure form attached as Addendum A.

E.Agreement to Release Claims.  Except for an action brought to enforce this Agreement, actions which are not waivable as a matter of law or actions challenging the validity of EMPLOYEE’s release of claims under the ADEA, EMPLOYEE agrees to refrain from initiating or participating in any proceeding of any kind against EMPLOYER relating to matters released in this

Agreement.  If any such proceeding has been initiated by EMPLOYEE or on his/her behalf, EMPLOYEE shall use his/her best efforts to cause it immediately to be withdrawn and dismissed with prejudice.  Notwithstanding the foregoing, nothing in this Agreement prohibits EMPLOYEE from filing a charge with or participating in an investigation or proceeding by the United States Equal Employment Opportunity Commission or any other governmental agency, from providing information to a governmental agency, or from participating in an investigation conducted by a governmental agency.  However, EMPLOYEE understands and agrees that with the exception of money provided to EMPLOYEE by a governmental agency as an award for providing information, EMPLOYEE is not entitled to receive money or other relief (including any money damages, reinstatement or other legal or equitable relief) in connection with or on account of any of the claims released in this Agreement regardless of who initiated or filed the charge or other proceeding.

F.No Admission of Liability.  By entering into this Agreement, EMPLOYER does not admit that it is legally obligated to make any payment of Separation Pay or COBRA Reimbursement to EMPLOYEE or to effect the Option Acceleration or the RSU Acceleration and denies that it is responsible or legally obligated for any claims or that it has engaged in any improper conduct or wrongdoing.

G.Confidentiality of Agreement.  EMPLOYEE agrees that EMPLOYEE will not disclose any of the terms of or amounts paid under this Agreement to any individual or entity; provided, however, that EMPLOYEE will not be prohibited from making disclosures to EMPLOYEE’s attorneys, tax advisors and/or immediate family members, or as may be required or authorized by law or court order, or as may be necessary in providing truthful information to a government agency.

H.Return of EMPLOYER Property.    By no later than the Separation Date, EMPLOYEE shall (1) deliver to EMPLOYER all property belonging to EMPLOYER in EMPLOYEE’s possession or control, including but not limited to all keys, access cards, credit cards, cell phones, computers, hard drives, flash drives, documents, and any other materials belonging to EMPLOYER (including but not limited to those that constitute or contain any trade secrets or confidential information), together with all copies of the foregoing; and (2) delete all electronically stored information containing any trade secrets or confidential information stored on any networks, computers or information storage devices not owned by EMPLOYER that are within EMPLOYEE’s possession or control.

I.Non-disparagement.  EMPLOYEE agrees not to make, publish or communicate to any person or entity or in any public forum (including social media) at any time any defamatory remarks, comments or statements concerning EMPLOYER.  Notwithstanding the foregoing, this paragraph does not, in any way, restrict or impede EMPLOYEE from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or court order.

J.Interpretation of Agreement.  This Agreement should be interpreted as broadly as possible to achieve EMPLOYEE’S intention to resolve all of EMPLOYEE’S claims against EMPLOYER.  If this Agreement is held by a court to be inadequate to release a particular claim, this Agreement will remain in full force and effect with respect to all of the rest of my released claims.

K.Severability.  If any provision of this Agreement is declared by any court of competent jurisdiction to be invalid for any reason, such invalidity shall not affect the remaining provisions of this Agreement, which shall be fully severable, and given full force and effect.

L.Governing Law.  This Agreement shall be construed in accordance with the laws of the State of Colorado without reference to conflicts of law provisions thereunder.

M.Continuing Confidentiality Noncompete Obligations. Regardless of whether EMPLOYEE signs this Agreement, EMPLOYEE has continuing obligations under his/her Proprietary Information and Inventions Agreement and Noncompete Agreement (the “NDA”) and EMPLOYEE acknowledges and affirms such continuing obligations under the provisions of the NDA, which shall survive termination of EMPLOYEE’S employment.

N.Entire Agreement.  This Agreement is the complete understanding between the parties regarding the subject matter of this Agreement and supersedes all prior agreements relating to the same subject matter.

O.Modification; Waiver.  No provision of this Agreement may be amended, changed, altered, waived, or modified except in writing signed by each of the parties, which writing shall specifically reference this Agreement and the provision that the parties intend to modify.

P.Counterparts.  This Agreement may be executed in two or more counterparts, each of which will be deemed an original, and all of which together will constitute one document.

[Signature Page Follows]

The parties hereto have executed this Agreement on the date(s) shown below to be effective as of the Effective Date.

Nivalis therapeutics, Inc.

By: /s/ R. Michael Carruthers

Name: R. Michael Carruthers

Title: Chief Financial Officer

Date: 1/15/17

AGREED TO AND ACCEPTED:

EMPLOYEE

/s/ David M. Rodman, M.D.

Name: David M. Rodman, M.D.

Date: 1/15/17